Exhibit 6.2

ISSUER SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this “Agreement”), dated as of , 2021 is made by and among LEX Markets LLC, a Delaware limited liability company (“LEX”), Solis Seattle, LLC, a Washington limited liability company (“LEX Client”), and 1300 East Pike Partners LLC, a Delaware limited liability company (“Company” and, together with LEX Client, “Issuer”), and Largo Real Estate Advisors, Inc. a Delaware S-Corporation, having an address at 2420 North Forest Road, Getzville, New York 14068 (“Servicer”). Company and Servicer may be sometimes referred to individually herein as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. Company has entered into that certain LEX ATS Issuer Agreement by and between Issuer and LEX (“Platform Agreement”);

B. LEX Client is party to that certain engagement letter (the “LEX Client Engagement Letter”), dated as of [________], 2021, by and between LEX Client, and LEX, whereby LEX Client has engaged LEX to advise on the Financing;

C. Servicer is in the business of providing equity administration, servicing and loan portfolio management services, services, and LEX approves of Servicer acting as the independent servicer required by the Platform Agreement; and

D. Issuer would like to engage Servicer on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the Recitals and the mutual promises below, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Terms used in this Agreement but not otherwise defined shall have the following meaning ascribed to them as follows:

(a)	Financing. The term “Financing” means one or a series of public or private offering transactions (whether related or unrelated and whether effected within or outside of the United States), including a potential qualified offering under Regulation A, promulgated under the Securities and Exchange Act of 1933, as amended (the “Securities Act”), in which Issuer issues any Securities.
(b)	Company. “Company” is defined in the introductory paragraph.

(c)	Issuer. “Issuer” is defined in the introductory paragraph.

(d)	LEX Client. “LEX Client” is defined in the introductory paragraph.

(e)	Property. “Property” is identified in Schedule 1 hereto.

(f)	Proprietary Information. Company may disclose information concerning Company’s, LEX Client’s and their respective affiliates’ business, operations, financial position, forecasts, strategies, marketing plans, product plans, product services, customers, markets, surveys, questionnaires, inventions, software, patents and other intellectual property, trade secrets and technical or proprietary data and methods used or developed and any written or oral plans, lists or other documentation regardless of how memorialized or communicated (including oral, written or electronic communications) by Company, whether furnished before or after the date hereof, whether prepared by Company, its Representatives (as defined below), or otherwise (including any reports, analyses, summaries, interpretations, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for Servicer or its Representatives that contain, reflect, or are based on or generated from such information), and whether or not marked as being confidential; all of which is hereinafter referred to as “Proprietary Information” of Company.

(g)	Relevant Parties. The term “Relevant Parties” refers to all parties to this Agreement, as well as third party service providers and advisors (e.g., auditors, counsel, and accountants) engaged by or on behalf of Issuer pursuant to the terms of the Platform Agreement.

(h)	Securities. The term “Securities” means common stock, straight or convertible preferred stock, limited liability company interests, convertible debt, other equity interests or equity instruments or any other equity-linked securities of any kind, hybrid capital and/or options, warrants or other rights to acquire any of the foregoing that is issued to Investors by Company.

(i)	Transaction Documents. The term “Transaction Documents” refers to (i) this Agreement, (ii) Contribution Agreement, (iii) Platform Agreement, (iv) Amended and Restated Operating Agreement of LEX Client, and (v) Amended and Operating Agreement of Issuer, each entered into by and among the parties thereto, in connection with the Financing.

(j)	Record Unitholder(s). The term “Record Unitholder” shall mean Investors who are holder of record of Securities of Company as verified by the books and records kept by Computershare Trust Company, N.A. (“Computershare Trust Company”)

ARTICLE II

SERVICING

Section 2.1 Servicing Portfolio. Issuer hereby engages Servicer to provide the Services with respect to the Securities and Servicer accepts such engagement.

Section 2.2. Servicing Standard. Servicer shall service Issuer solely in the best interests of and for the benefit of Issuer and in accordance with applicable law, the specific terms of this Agreement and to the extent not inconsistent with the foregoing, in the same manner in which, and with the same care, skill, prudence and diligence with which it, in good faith services and administers products similar to the Securities for other holders. When performing its obligations under this Agreement, Servicer shall not consider or take into account any relationship that Servicer or any affiliate of Servicer may directly or indirectly have with LEX, Issuer or their respective affiliates.

Section 2.3. Duties of Servicer. Servicer shall, subject to the terms of this Agreement, perform the following services to Issuer (collectively, the “Services”):

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A. Servicing. Servicer agrees to perform the following duties for the duration of this Agreement:

a.	Collect monthly operating statements, loan statements, and verify monthly net cash flow remittances from LEX Client on behalf of the Company (“Remittances”).
b.	Engage an escrow agent for purposes of maintaining escrow accounts that meet FINRA standards applicable to Issuer (e.g., independent third-party financial institution such as Signature Bank).
c.	Assist in the flow of Remittances to purchasers of Securities (“Investors”), in accordance with Issuer’s obligations under the Platform Agreement.
d.	Monitor taxes, insurance and other relevant filings, to the extent applicable to an Issuer.
e.	Manage and coordinate semi-annual audits matching statements with cash received against pre-approved budgets from LEX Client. Also:

i.	notify Relevant Parties when there are any material deviations; and
ii.	if approved, send Remittances to escrow agent.

f.	If applicable, act as notice party for any major action taken by LEX Client under its contribution agreement with Company, including, without limitation, assisting in enforcing, on behalf of Investors, the voting rights of Investors, in accordance with Issuer’s applicable corporate governance documents.

Section 2.4. Inspection Reports. Servicer shall conduct an inspection of each Property (a) when specifically requested by Issuer or LEX on Issuer’s behalf, or, if no such request is received, not less frequently than once each calendar year during the term of this Agreement, and (b) after a reported damage or destruction to such Property resulting in a monetary loss in excess of $25,000.00. Upon each inspection, Servicer shall provide written inspection reports to Issuer, with a copy to LEX, in such form and content approved by LEX Client, which shall include photographs of the Property.

Section 2.5. Books and Records. Servicer will maintain adequate books and records. Servicer will permit Issuer, LEX on Issuer’s behalf, or its respective authorized representatives at any time during Servicer’s normal business hours to examine all books and records relating to the Securities by giving Servicer at least two (2) business days’ prior written notice, or such shorter time as may be reasonable under the circumstances, and shall keep records pertaining to the Securities, which records shall be reasonably satisfactory to and shall be the property of Issuer. Servicer shall deliver such records or complete and accurate copies thereof to Issuer or its authorized representatives in the event of termination of this Agreement.

Section 2.6. Annual Statement as to Compliance. Servicer shall, on or before ninety (90) days following the end of each fiscal year of Servicer, deliver to the Company a certificate of an authorized officer of Servicer stating, that (a) a review of the activities of the Servicer during the preceding fiscal year and of performance under this Agreement has been made under such officer’s supervision, (b) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status of it.

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Section 2.7. Covenants of LEX Client. So long as this Agreement is in effect, LEX Client agrees to do such acts as are necessary to conduct itself in a manner to ensure compliance with the following obligations:

(a) Financial Statements. LEX Client agrees to furnish to the Servicer and Relevant Parties:

i.	Annual Financial Statements. As soon as available, but in any event within 30 days after the end of each fiscal year of the LEX Client, a copy of the annual audit report of the LEX Client and its subsidiaries, if applicable, for such year including a copy of the audited consolidated balance sheet of the its subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with an opinion as to such audit report of an independent certified public accountants of nationally recognized standing which does not contain a “going concern” or similar qualification or exception, or qualification arising out of the scope of the audit, together with a certificate of such accounting firm to Issuer stating that in the course of the regular audit of the business of LEX Client and its subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion such accounting firm, a default has occurred and is continuing, a statement as to the nature thereof; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the LEX Client shall also provide a reconciliation of such financial statements to GAAP; and

ii.	Semi-Annual Unaudited Financial Statements. As soon as available, but in any event not later than 20 days after the end of each of first six-month period of each fiscal year of the LEX Client, the unaudited consolidated balance sheet of LEX Client and its subsidiaries, if applicable, as at the end of such period and the related unaudited consolidated statements of income and of cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the preceding period, certified by an authorized officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

iii.	All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

(b)	Projections. (i) As soon as available, but in any event within 30 days after the end of each fiscal year of the LEX Client, forecasts prepared by the management of the LEX Client, in form reasonably satisfactory to the Servicer, of projected consolidated balance sheets, income statements, statements of cash flows, projected changes in financial position and a description of the underlying assumptions applicable thereto, and as soon as available, significant revisions, if any, of such forecast with respect to such fiscal year (the “Projections”), which Projections shall in each case be accompanied by a certificate of the authorized officer stating that such Projections are based on reasonable estimates, information and assumptions and that such authorized officer has no reason to believe that such Projections are incorrect or misleading in any material respect; (ii) within 30 days after the end of each fiscal quarter of the LEX Client, a narrative discussion and analysis of the financial condition and results of operations of LEX Client and its subsidiaries (if applicable) for such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

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(c)	Notices. Promptly and in any event within four days give notice to the Servicer and Relevant Parties of:

i.	the occurrence of any default under the Transaction Documents.
ii.	the occurrence of any event specified in Items 1-9 of Form 1-U pursuant to Rule 257(b)(4) of Regulation A (§§ 230.251- 230.263) promulgated under the Securities Act.
iii.	litigation, investigation or proceeding that may exist at any time between LEX Client or its subsidiaries (if applicable).
iv.	any litigation or proceeding affecting Issuer, LEX Client or any subsidiaries in which the amount involved is material ($20,000 and above)
v.	any representation made that is no longer valid and cannot be cured within 30 days.
vi.	lease amendments or departures/downsizings by tenants and/or subtenants.
vii.	material capital expenditures.
viii.	capitalization events, including loan modification, refinancings or dispositions.
ix.	changes in principals and management of LEX Client, property owner, property management or leasing agent.
x.	the occurrence of any environmental action against or of any noncompliance by any LEX Client or any of its subsidiaries (if applicable) with any environmental law or relevant permit.
xi.	Each notice pursuant to this Section 2.7 shall be accompanied by a statement of an authorized officer of LEX Client setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.
xii.	occurrences of delinquencies under any current payment obligations under current loan agreements

(d)	Access to Other Information.

i.	Basic property information, such as site plans and square footage.
ii.	Property leasing, including copies of all leases and amendments, rent schedules, and billing models.
iii.	Property operating agreements, such as service contracts, license agreements and management agreements.
iv.	Third party reports, including an environmental report, appraisal and audit.
v.	Representations from the property owner, including insurance, compliance with contracts and litigation.
vi.	Loan information, including the loan agreements and any outstanding balances.
vii.	Escrow and reserve balances.
viii.	Real estate owner questionnaire.
ix.	Monthly loan statements.
x.	Proof of insurance and real estate taxes.

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(e)	Further Assurances. Promptly upon the request of the Servicer:

i.	correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgement, filing or recordation thereof; and
ii.	do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as the Servicer, may reasonably require from time to time in order to carry out more effectively the purposes of the Transaction Documents.

(f)	Default. If at any time LEX Client fails to comply with any of the provisions of Section 2.7 or notifies Servicer of the occurrence of any default under the Transaction Documents, and such failure to comply or such other default is not cured within 30 days following written notice thereof from Servicer (or 60 days in the case of a default or noncompliance that cannot be cured within such 30-day period despite LEX Client’s diligent efforts but is susceptible of being cured within 60 days of LEX Client’s receipt of Servicer’s original notice), then such failure to comply or such default shall constitute an “Event of Default” under this Agreement.

ARTICLE III

SERVICING FEE

Section 3.1. Annual Servicing Fee. LEX agrees to pay the Annual Servicing Fee as follows:

Annual Servicing Fee:	15 basis points of the value of the public float of Securities, paid out of the platform fee, which platform fee is determined by, and in accordance with, the terms of the Platform Agreement.

The Annual Servicing Fee is payable on a quarterly basis from the quarterly payments that LEX receives from Company, as fully described in the Platform Agreement.

ARTICLE IV

ERRORS AND OMISSIONS INSURANCE

Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket mortgage banker’s bond and an errors and omissions insurance policy covering Servicer’s officers and employees and other persons acting on behalf of Servicer in connection with its activities under this Agreement, as well as such further indemnity of or undertaking as may reasonably be requested by Company, from a surety company acceptable to Company.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1. Authority. The Parties each represent and warrant to the other Party that it has power and authority to enter into this Agreement and to perform the same and that the representative of such Party executing this Agreement on its behalf is duly authorized to do so.

Section 5.2. License. Servicer represents that it has obtained and currently maintains all licenses, permits or other governmental approvals required under applicable law, to operate a servicing business and to provide the services required under this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification by Servicer. The Servicer hereby indemnifies and agrees to hold harmless Company, its successors, assigns, officers, employees and agents, from and against any charges, damages, costs, expenses (including legal counsel fees and court costs), judgments, penalties, liability or losses of any kind or nature whatsoever, which may be sustained, suffered by, secured against, or imposed upon Company, its successors, assigns, officers, employees or agents, by reason of breach of any of the covenants, representations or warranties made by Servicer herein or by reason of any unauthorized action or failure to act of Servicer, its agents and employees, in connection with the performance of services and duties hereunder; but only to the extent not caused by the willful or grossly negligent acts of Company, its successors, assigns, officers, employees or agents other than Servicer.

Section 6.2. Indemnification by Company. Company hereby indemnifies and agrees to hold harmless Servicer, its successors, assigns, officers, employees and agents, from and against any charges, damages, costs, expenses (including legal counsel fees and court costs), judgments, penalties, liability or losses of any kind or nature whatsoever, which may be sustained, suffered by, secured against, or imposed upon Servicer, its successors, assigns, officers, employees or agents, by reason of breach of any of the covenants, representations or warranties made by Company herein or by reason of the unauthorized action or failure to act of Company, its agents or employees, in connection with its obligations hereunder; but only to the extent not caused by the willful or grossly negligent acts of Servicer, its successors, assigns, officers, employees or agents.

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ARTICLE VII

TERMINATION OF AGREEMENT/REMEDIAL ACTION

Section 7.1. Termination of Agreement. This Agreement shall automatically terminate upon (i) the occurrence of a dissolution event pursuant to the terms of the operating agreement of Company, (ii) redemption of all of the Securities by LEX Client or (iii) the winding up LEX Client in the event there is a sale of its assets.

Section 7.2. Remedial Action. If an Event of Default occurs, then Servicer shall be obligated, with LEX’s consent, to take such action and do such acts as are necessary to give effect to a Record Unitholder’s right under the Transaction Documents to have such Unitholder’s units purchased in accordance with the terms of the Transactions Documents. For the avoidance of doubt, these remedial action shall consist of:

(a)	verifying record ownership of the Record Unitholders with Computershare Trust Company,
(b)	sending out notices to the Record Unitholders informing them that an Event of Default has occurred within five (5) days of the occurrence of the Event of Default,
(c)	assessing the purchase price, including any accrued and unpaid distributions, payable by LEX Client to each Record Unitholder as of the date of the Event of Default, and calculating amounts to be distributed to each Record Unitholder(s),
(d)	coordinating the distribution of repurchase amounts simultaneously with effecting the transfer and/or redemption of Securities held by the Record Unitholders via Computershare Trust Company.

In the event of LEX Client fails to comply with its repurchase obligations under the Transaction Documents, Servicer shall notify LEX and the Record Unitholders of the termination of Servicer’s services hereunder.

Section 7.2. Survival. Company’s and Servicer’s obligations under the provisions of Articles VI, VII, VIII, IX and X shall survive the termination of this Agreement.

ARTICLE VIII

NOTICES

Section 8.1. All notices, demands, requests and other communications pursuant to this Agreement shall be in writing and deemed to have been properly given (i) when delivered personally or by a generally accepted national courier service (such as Federal Express or United Parcel Service) at the expense of the sender, or (ii) three (3) business days after when sent either through United States Postal Service postpaid, registered or certified mail with return receipt requested, addressed to the Party to receive such notice at the following address or at such other address as may hereafter be specified by written notice given as set forth in this Section:

If to Company:

At the Issuer address set forth in Schedule 1.

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If to Servicer:

Largo Real Estate Advisors, Inc.

2420 North Forest Road
Getzville, New York 14068

E-mail:	_______________
Attn.:	Kevin Coscia, Esq.
General Counsel

In each case, with a copy to:

LEX Markets LLC.

25 West 39th Street, 8th Floor

New York, NY 10018

Telephone: (212) 655-9816

E-mail: legal@lex-markets.com

Attn.:	Jamshaid Khan, Esq.
General Counsel

Notice given in any manner described herein shall be effective only if and when received as required by the Party to be notified or refused by the Party to be notified.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality and Non-Disclosure. Servicer agrees (i) to use the Proprietary Information solely in accordance with the Permitted Use, and (ii) to hold the Proprietary Information in strict confidence and to take reasonable precautions to protect such Proprietary Information; provided, however that Servicer may disclose Proprietary Information (A) to those directors, officers, employees, financial advisers, accountants, legal counsel, transfer agents, (together, its “Representatives”) on a need to know basis in accordance with the Permitted Use and subject to the restrictions contained herein, and (B) to the extent necessary to comply with any federal securities law or in connection with any judicial or administrative proceeding in accordance with Section 9.3 and Section 9.4. Servicer agrees, at its sole expense, to take all reasonable measures to restrain any Representative granted access to Proprietary Information from using such Proprietary Information other than in accordance with the Permitted Use and otherwise in accordance with this Agreement. Servicer acknowledges that it will be responsible for any breach of this Agreement by any of its Representatives, except those Representatives who have entered into a separate written agreement with Company regarding the use or disclosure of the Proprietary Information.

Section 9.2. Notwithstanding the foregoing, the term “Proprietary Information” does not include information that (i) is or becomes generally available or known to the public, through no improper action or inaction by Servicer or any of Servicer’s Representatives; (ii) was in possession of or known by Servicer prior to receipt from Company, which prior possession can be documented by written evidence; (iii) was disclosed to Servicer by a source other than Company or its Representatives, provided that such other source is not prohibited in any way from disclosing the information to Servicer, or (iv) was independently developed by Servicer without use of any Proprietary Information.

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Section 9.3. Servicer agrees that neither Servicer nor its Representatives will, without prior written consent of Company, directly or indirectly disclose to any other person (excluding Servicer’s Representatives) (i) the existence of a Financing, or the existence of potential, present or previous discussions or negotiations in relation thereto, (ii) the existence or details of this Agreement, or (iii) the fact that Company or its Representatives have received or produced any Proprietary Information (items (i), (ii) and (iii), collectively, the “Financing Information”); provided, however, Servicer may disclose Financing Information to the extent (A) required in connection with a judicial or administrative proceeding in accordance with Section 9 and (B) based on the written opinion of Servicer’s outside counsel, such disclosure is required following the filing of an offering circular in order to avoid violating the federal securities laws, and in the cases of both (A) and (B) the requirement to make such disclosure does not arise from Servicer’s breach of this Agreement or as a result of its unilateral actions.

Section 9.4. Servicer and its Representatives may make disclosures of Financing Information or Proprietary Information in connection with a judicial or administrative proceeding or pursuant to a formal request from a regulatory examiner, provided however, that Servicer shall: (A) give prompt notice to Company of the disclosure requirements, and to the extent legally permissible, the scope of the information that Servicer intends to disclose, (B) provide Company a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued, (C) cooperate fully with the efforts of Company under (B) above, as requested by Company, and (D) minimize the extent of any such disclosure; and provided further that Servicer’s accountants may disclose any such Proprietary Information or Financing Information to the extent such disclosure is required by regulations applicable to accounting firms provided that such disclosure is made to a regulatory body regulating the accounting profession that is subject to confidentiality obligations with respect to such disclosed Proprietary Information and Financing Information.

Section 9.5. Servicer understands that nothing herein (i) requires the disclosure of any Proprietary Information, which shall be disclosed, if at all, solely at the option of Company; or (ii) requires Company to proceed with any proposed transaction or relationship in connection with the Financing.

Section 9.6. Return or Destruction of Proprietary Information. Immediately upon (i) the completion of Services, or (ii) a written request by Company, at any time, delivered to Servicer, Servicer will return to Company or destroy (at Servicer’s option), and certify to such destruction, all Proprietary Information of Company and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof, including, to the extent practicable, expunging all such Proprietary Information from any computer, word processor or other device containing such information. Notwithstanding the foregoing, (i) Servicer or its Representatives may retain Proprietary Information to the extent it is “backed-up” on the electronic information management and communications systems or servers of Servicer or Servicer’s Representatives, is not available to an end user and cannot be expunged without considerable effort, and (ii) Servicer’s legal department and/or outside counsel may keep one copy of the Proprietary Information, and with respect to Servicer’s Representatives who are accounting firms, such firms may keep one copy of the Proprietary Information in accordance with policies and procedures in place to comply with applicable law, regulations, professional standards or reasonable business practice. The delivery or destruction of Proprietary Information under this Section 9 shall not terminate any duties or obligations under this Agreement.

Section 9.7. Insider Trading. Servicer recognizes that in the course of providing services hereunder, it may receive information that may be considered material, nonpublic information of a Issuer. Servicer shall not (i) buy or sell Issuer’s security, option, bond or warrant while in possession of relevant material, nonpublic information received from Company or others in connection herewith; or (ii) provide any person with such material, nonpublic information, received from Company, including any relative, associate, or other individual who intends to, or may, (a) trade securities with respect to Company or (b) otherwise directly or indirectly benefit from such information.

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ARTICLE X

GENERAL

Section 10.1. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without giving consideration to principles of conflicts of law and applicable law) of the United States of America. Each Party agrees that it shall bring any legal action or proceeding to enforce or interpret the terms and conditions of this Agreement or to collect any monies under it, exclusively in the courts of the State of New York and the Federal courts of the United States of American located in the State of New York (the “Chosen Courts”). Each Party (i) irrevocably consents to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives to the fullest extent possible, any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Article VIII. Each Party agrees that a final judgment in any action brought in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.2. Modification and Waiver. This Agreement may be modified, amended or cancelled, and compliance with any of its provisions waived, only by an instrument in writing executed by all the Parties hereto. No failure by any Party hereto to enforce compliance with any provision hereof at any time shall affect the right at a later time to enforce its compliance. No waiver of compliance with any provision hereof in any instance by any Party shall, except as otherwise provided in the instrument granting such waiver, operate as or be construed as a further or continuing waiver of compliance with such provision or other provision.

Section 10.3. Binding Effect. This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns, and the successors and permitted assigns of all or any part of the interest of any party hereto.

Section 10.4. Entire Agreement. This Agreement, together with all schedules and attachments thereto, sets forth the entire Agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby and the subject matter hereof and supersedes all prior agreements or understandings relating thereto.

Section 10.5. No Third-Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, whether express or implied, shall inure to the benefit of, or confer any rights or remedies upon, any person other than the Parties and their permitted successors and assigns.

Section 10.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereto waive any provision of law which prohibits or renders unenforceable any provision hereof.

Section 10.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Parties, and the signature of any Party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 10.8. Assignment/Successors and Assigns. Servicer, without the prior written consent of Issuer, shall not sell, encumber, or otherwise dispose of its rights under this Agreement. All of the terms, covenants and conditions herein contained shall inure to the benefit of and be binding upon the Parties hereto, their successors and assigns.

Section 10.9. Headings. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

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[SIGNATURE PAGE TO THE ISSUER SERVICING AGREEMENT]

SERVICER:

LARGO REAL ESTATE ADVISORS, INC.

By:
Name:	Gary J. Coscia
Title:	President

COMPANY:

1300 EAST PIKE PARTNERS LLC

By:
Name:
Title:

LEX CLIENT:

SOLIS SEATTLE. LLC

By:
Name:
Title:

LEX MARKETS LLC

By:
Name:
Title:

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SCHEDULE 1 - LEX Client and Issuer

DATED: ________________

This schedule on is an addendum (“Schedule 1”) to the Master Servicing Agreement (the “Master Agreement”), by and among Issuer listed below, LEX Markets LLC and Largo Real Estate Advisors, Inc. (“Servicer”), whereby Servicer provides the Services (as defined in the Master Agreement) set forth therein.

LEX CLIENT	COMPANY	PROPERTY
Solis Seattle, LLC	1300 East Pike Partners LLC	1300 East Pike Street, Seattle, Washington [_____]